Exhibit 99.1

CONTACTS:
Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	561-438-3738
Michael.Steele@officedepot.com	mediarelations@officedepot.com

Office Depot, Inc. Announces Fourth Quarter and Full Year 2013 Results

Raises Estimate of Annual Synergies to More Than $600 Million

Expects 2014 Adjusted Operating Income of Not Less Than $140 Million

Outlines 2014 Company Priorities

Boca Raton, Fla., February 25, 2014 – Office Depot, Inc. (NYSE: ODP), a leading global provider of office products, services, and solutions formed by the merger of Office Depot and OfficeMax Incorporated (“OfficeMax”), today announced results for the fourth quarter and full year ended December 28, 2013.

Merger Integration and Organizational Update

On November 5, 2013, Office Depot completed its merger transaction with OfficeMax. Since that date, the company has been aggressively executing its integration plan. Roland Smith, Chairman and CEO of Office Depot, noted, “We have taken decisive steps and made substantial progress toward executing our integration strategy. With our leadership team now in place, we have moved quickly to establish a lean organizational structure with the best talent from across the legacy businesses as well as adding new external leadership. We expect to complete a comprehensive reorganization of the company by the end of February 2014.” Smith continued, “Based on the team’s efforts since merger close, we have validated and increased the expected total annual run-rate of previously quantified cost synergies to be more than $600 million by the end of 2016.”

Smith added, “As we look forward in 2014, our company is focused on a number of key priorities, which include creating a lean organization with clear roles and accountabilities, delivering our 2014 operating plan, generating targeted synergies and efficiencies, and defining our vision, mission, and long-term global growth strategy. Our management team will be focused on improving profitability and return on invested capital. For 2014, we are committed to delivering not less than $140 million of adjusted operating income.”

Consolidated Results

The company’s fourth quarter and full year 2013 results include OfficeMax’s operations from the date of the merger through December 28, 2013 (the “stub period”), which generated $939 million of sales.

Reported (GAAP) Results

Total sales for the fourth quarter of 2013 increased 33% to $3.5 billion compared to the fourth quarter of 2012. Sales were $11.2 billion in the full year 2013, an increase of 5% compared to the prior year.

For the fourth quarter of 2013, Office Depot reported an operating loss of $118 million compared to operating income of $5 million in the fourth quarter of 2012, and a net loss attributable to common stockholders of $144 million, or $0.34 per share, compared to a net loss of $17 million, or $0.06 per diluted share in the fourth quarter of 2012. The reported results include merger-related expenses, asset impairment and other charges.

For the full year 2013, Office Depot reported an operating loss of $205 million compared to an operating loss of $31 million in the full year 2012, and a net loss attributable to common stockholders of $93 million, or $0.29 per share, compared to a net loss of $110 million, or $0.39 per share in the full year 2012.

Adjusted (non-GAAP) Results

The fourth quarter of 2013 included operating income charges totaling $123 million, which were comprised of approximately $108 million in merger-related expenses, $12 million in non-cash store impairment charges, and $3 million in restructuring costs and severance. The tax effect of these pretax charges was $15 million. Additionally, the quarter included $22 million in expenses related to the redemption of preferred stock.

Excluding the items above, adjusted operating income for the fourth quarter of 2013 was $5 million compared to adjusted operating income of $26 million in the fourth quarter of 2012, and the adjusted net loss attributable to common stockholders was $14 million, or $0.03 cents per share, compared to adjusted net income of $1 million, or zero cents per share in the fourth quarter of 2012.

For the full year 2013, adjusted operating income of $66 million compared to adjusted operating income of $97 million in the full year 2012, and an adjusted net loss attributable to common stockholders of $36 million, or $0.11 per share, compared to adjusted net income of $9 million, or $0.03 per share in the full year 2012.

As noted earlier, fourth quarter and full year 2013 financial information presented in this release includes the OfficeMax stub period since the merger date. As a result, current year results are not comparable to prior periods. The tables below include Office Depot sales growth comparisons as reported and excluding the stub period. Certain preliminary consolidated pro forma income statement information for full year 2013, which combines Office Depot and OfficeMax operations assuming the merger closed at the end of fiscal 2012, will be available on the Investor Center page of our website at investor.officedepot.com.

Consolidated (in millions, except per-share amounts)	4Q13	4Q12	FY13	FY12
Sales	$3,486	$2,623	$11,242	$10,696
Sales growth from prior year period	32.9%		5.1%
Sales decline from prior year period (excluding OfficeMax stub period)	(2.9)%		(3.7)%
Gross profit	$787	$607	$2,626	$2,536
Gross profit margin	22.6%	23.1%	23.4%	23.7%
Adjusted operating income*	$5	$26	$66	$97
Adjusted operating income margin*	0.2%	1.0%	0.6%	0.9%
Adjusted net income/(loss) attributable to common stockholders*	$(14)	$1	$(36)	$9
Adjusted net earnings/(loss) per common share*	$(0.03)	$0.00	$(0.11)	$0.03

*	Includes non-GAAP information. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on our Investor Relations website at investor.officedepot.com. Additional information is provided in our Form 10-K for the fiscal year ended December 28, 2013.

Divisional Results

Following the merger with OfficeMax, divisional reporting was aligned to the three divisions historically utilized by Office Depot: North American Retail, North American Business Solutions and International. The former OfficeMax U.S. Retail business is included in North American Retail, the former OfficeMax U.S. Contract and Canada businesses are included in Business Solutions, and the former OfficeMax businesses in Australia, New Zealand and Mexico are included in International.

Also, during the fourth quarter of 2013, the company modified its measure of divisional operating income to exclude the impact of asset impairments, restructuring-related activities, and certain other charges and credits. These activities now are managed at the corporate level. The fourth quarter 2013 results, as well as the 2012 comparisons in this release, reflect these reporting changes. These changes did not impact consolidated operating income (loss), net income (loss), or earnings (loss) per share for the respective periods.

North American Retail Division

North American Retail Division sales in the fourth quarter of 2013 increased 31% to $1.4 billion compared to the fourth quarter of 2012, primarily reflecting $384 million of sales from the OfficeMax stub period. Same-store sales decreased 4% primarily due to lower average order values, and lower transaction counts resulting from decreased store traffic.

North American Retail (in millions)	4Q13	4Q12	FY13	FY12
Sales	$1,403	$1,071	$4,614	$4,458
Sales growth from prior year period	31.0%		3.5%
Same-store sales decline from prior year period (excluding OfficeMax stub period)	(4.0)%		(3.7)%
Division operating income/(loss)	$(8)	$(8)	$8	$24
Division operating income margin	(0.6)%	(0.8)%	0.2%	0.5%

The Division operating loss was $8 million, or 0.6% of sales, in the fourth quarter of 2013 compared to the same loss of $8 million, or 0.8% of sales, in the fourth quarter of 2012. The fourth quarter 2013 results reflected the negative flow-through impact of lower sales and an unfavorable inventory adjustment offset by a decrease in selling, general, and administrative expenses including payroll and legal, and the positive impact of the OfficeMax stub period.

Office Depot ended 2013 with a total of 1,912 retail stores in the North American Retail Division, comprised of 1,089 Office Depot branded locations and 823 OfficeMax branded locations. During the fourth quarter of 2013, the company closed 16 Office Depot stores and seven OfficeMax stores, and opened one store under each brand.

North American Business Solutions Division

Business Solutions Division sales increased 54% to $1.2 billion in the fourth quarter of 2013 compared to the prior year period, primarily reflecting $422 million of sales from the OfficeMax stub period.

Business Solutions (in millions)	4Q13	4Q12	FY13	FY12
Sales	$1,173	$763	$3,580	$3,215
Sales growth from prior year period	53.6%		11.4%
Sales decline from prior year period (excluding OfficeMax stub period)	(1.7)%		(1.8)%
Division operating income	$16	$33	$113	$110
Division operating income margin	1.4%	4.4%	3.2%	3.4%

Division operating income was $16 million, or 1.4% of sales, in the fourth quarter of 2013 compared to $33 million, or 4.4% of sales, in the fourth quarter of 2012. The decline was driven by a decrease in the gross margin rate, the negative flow-through impact of lower sales, an increase in selling, general, and administrative expense including higher legal expenses, partially offset by the positive impact of the OfficeMax stub period.

International Division

International Division sales increased 15% to $911 million in the fourth quarter of 2013 (an increase of 12% on a constant currency basis) compared to the prior year period, including $133 million of sales from the OfficeMax stub period.

International (in millions)	4Q13	4Q12	FY13	FY12
Sales	$911	$789	$3,048	$3,023
Sales growth from prior year period	15.5%		0.8%
Sales decline in constant currency from prior year period (excluding OfficeMax stub period)	(4.6)%		(5.3)%
Division operating income	$26	$16	$34	$36
Division operating income margin	2.9%	2.1%	1.1%	1.2%

Division operating income was $26 million, or 2.9% of sales, in the fourth quarter of 2013 compared to $16 million, or 2.1% of sales, in the fourth quarter of 2012. The increase was driven by a higher gross margin rate, a decrease in selling, general, and administrative expenses including payroll and advertising expense, and the inclusion of the OfficeMax stub period.

Office Depot ended 2013 with a total of 352 stores in the International Division, including 144 company owned, 93 OfficeMax joint venture locations in Mexico, and 115 stores operated by franchisees and licensees.

Corporate and Other Results

Corporate and Other includes support staff services and certain other expenses that are not fully allocated to the three divisions. Unallocated operating costs were $29 million in the fourth quarter of 2013 compared to $16 million in the fourth quarter of 2012. Additionally, merger, restructuring and other operating expenses and asset impairments totaling $123 million, as noted previously in this release, are managed at the corporate level. The comparable amount in the fourth quarter of 2012 was $21 million, consisting largely of restructuring costs and store asset impairments.

Other income (expense) in the fourth quarter of 2013 was $8 million less than the prior year period, which included $8 million of income from the Office Depot Mexican joint venture that was sold in July 2013.

Balance Sheet and Cash Flow

The December 28, 2013 balance sheet includes legacy OfficeMax, and is therefore not comparable to the prior year period. As of December 28, 2013, Office Depot had $955 million in cash and cash equivalents and $1.1 billion available under the Amended and Restated Credit Agreement, for a total of approximately $2.1 billion in available liquidity. Total debt was $725 million, excluding $859 million of non-recourse debt related to credit-enhanced timber installment notes.

During the fourth quarter of 2013, Office Depot preferred stock was redeemed for $216 million. A $22 million dividend was paid in the quarter related to the redemption, which included a $12 million premium and $10 million in liquidation preference greater than the carrying value. At the close of the merger, OfficeMax preferred stock was converted to OfficeMax common stock, then exchanged for 2.69 shares of Office Depot common stock. As of December 28, 2013, Office Depot had approximately 530 million common shares outstanding.

Outlook

For 2014, market trends are expected to remain challenging across our product lines and distribution channels. Consequently, Office Depot expects total company sales to be lower than 2013 pro forma combined sales. The expense deleverage from lower sales is expected to offset some of the merger synergies and operating improvements anticipated during the year. The company expects to generate adjusted operating income of not less than $140 million.

As noted earlier, the company expects to achieve total annual run-rate cost synergies of more than $600 million by the end of 2016. Of those synergies, which currently exclude benefits of rationalizing the U.S. retail store base, the company expects to realize approximately $170 million during 2014, and end the year with an annual run-rate of approximately $340 million.

The company estimates that $400 million of integration expenses will be required during the three-year period of 2014 to 2016 to substantially complete the integration, excluding potential costs related to rationalizing the U.S. retail store base. Approximately $300 million of these integration expenses are expected to be incurred in 2014. Integration capital spending is expected to be approximately $200-250 million during the 2014-2016 period.

In 2014, the company anticipates capital spending will approximate $150 million, excluding up to an additional $50 million in integration expenditures. Depreciation and amortization is expected to be approximately $300 million.

Conference Call Information

Office Depot will host a webcast and conference call with analysts and investors to review its fourth quarter and full year 2013 financial results today at 8:00 a.m. Eastern Time. The live audio webcast of the conference call can be accessed via the Internet by visiting our Investor Relations website at investor.officedepot.com.

Non-GAAP Reconciliations and 2013 Pro-Forma Information

Reconciliations of reported (GAAP) results to adjusted (non-GAAP) results are presented in this release. These reconciliations, as well as certain preliminary consolidated pro forma income statement information for full year 2013 for the combined legacy Office Depot and OfficeMax operations, will be posted to the Investor Center page on our Investor Relations website at investor.officedepot.com.

About Office Depot, Inc.

Formed by the merger of Office Depot and OfficeMax, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has combined pro forma annual sales of approximately $17 billion, employs over 60,000 associates, and serves consumers and businesses in 57 countries with more than 2,200 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company’s portfolio of leading brands includes Office Depot, OfficeMax, OfficeMax Grand & Toy, Viking, Ativa, TUL, Foray, and DiVOGA.

Office Depot, Inc.’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: news.officedepot.com.

Additional information about the recently completed merger of Office Depot and OfficeMax can be found at: officedepotmaxmerger.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, the company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the company’s control. There can be no assurances that the company will realize these expectations or that these beliefs will prove correct, and therefore investors and shareholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; the risks that the combined company will not realize the estimated accretive effects of the merger or the estimated cost savings and synergies; the businesses of Office Depot and OfficeMax may not be integrated successfully or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; the business disruption following the merger, including adverse effects on employee retention; the combined company’s ability to maintain its long-term credit rating; unanticipated changes in the markets for the combined company’s business segments; unanticipated downturns in business relationships with customers; competitive pressures on the combined company’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The combined company does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended December 28, 2013	13 Weeks Ended December 29, 2012	52 Weeks Ended December 28, 2013	52 Weeks Ended December 29, 2012
Sales	$3,486	$2,623	$11,242	$10,696
Cost of goods sold and occupancy costs	2,699	2,016	8,616	8,160

Gross profit	787	607	2,626	2,536
Selling, general and administrative expenses	782	581	2,560	2,440
Recovery of purchase price	—	—	—	(68)
Asset impairments	12	9	70	139
Merger, restructuring, and other operating expenses, net	111	12	201	56

Operating income (loss)	(118)	5	(205)	(31)
Other income (expense):
Interest income	4	—	5	2
Interest expense	(21)	(19)	(69)	(69)
Loss on extinguishment of debt	—	—	—	(12)
Gain on disposition of joint venture	—	—	382	—
Other income (expense), net	—	8	14	35

Income (loss) before income taxes	(134)	(6)	127	(75)
Income tax expense (benefit)	(14)	1	147	2

Net income (loss)	(120)	(7)	(20)	(77)
Preferred stock dividends	24	10	73	33

Net income (loss) attributable to common stockholders	$(144)	$(17)	$(93)	$(110)

Net earnings (loss) per share:
Basic and diluted	$(0.34)	$(0.06)	$(0.29)	$(0.39)
Basic and diluted weighted average number of common shares outstanding:	425	281	318	280

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$955	$671
Receivables, net	1,333	804
Inventories	1,812	1,051
Prepaid expenses and other current assets	296	171

Total current assets	4,396	2,697
Property and equipment, net	1,309	856
Goodwill	398	64
Other intangible assets, net	113	17
Timber notes receivable	945	—
Deferred income taxes	35	33
Other assets	281	344

Total assets	$7,477	$4,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,426	$935
Accrued expenses and other current liabilities	1,463	932
Income taxes payable	4	5
Short-term borrowings and current maturities of long-term debt	29	174

Total current liabilities	2,922	2,046
Deferred income taxes and other long-term liabilities	719	429
Pension and post-employment obligations, net	163	3
Long-term debt, net of current maturities	696	485
Non-recourse debt	859	—

Total liabilities	5,359	2,963

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference –$407 in 2012)	—	386
Noncontrolling interest in joint venture	54	—
Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock – authorized 800,000,000 shares of $.01 par value; issued shares – 536,629,760 in 2013 and 291,734,027 in 2012	5	3
Additional paid-in capital	2,480	1,120
Accumulated other comprehensive income	272	213
Accumulated deficit	(636)	(616)
Treasury stock, at cost – 5,915,268 shares in 2013 and 2012	(58)	(58)

Total Office Depot, Inc. stockholders’ equity	2,063	662
Noncontrolling interests	1	—

Total equity	2,064	662

Total liabilities and stockholders’ equity	$7,477	$4,011

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	2013	2012
Cash flows from operating activities:
Net income (loss)	$(20)	$(77)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	209	203
Charges for losses on inventories and receivables	59	65
Earnings from equity method investments	(14)	(30)
Loss on extinguishment of debt	—	13
Recovery of purchase price	—	(58)
Pension plan funding	—	(58)
Dividends received
Asset impairments	70	139
Compensation expense for share-based payments	38	14
Gain on disposition of joint venture	(382)	—
Deferred income taxes and deferred tax asset valuation allowances	8	1
Loss (gain) on disposition of assets	(3)	(2)
Other	5	5
Changes in assets and liabilities:
Decrease (increase) in receivables	(2)	44
Decrease (increase) in inventories	(34)	53
Net decrease (increase) in prepaid expenses and other assets	(2)	—
Net decrease in trade accounts payable, accrued expenses and other current and other long-term liabilities	(39)	(133)

Total adjustments	(87)	256

Net cash provided by (used in) operating activities	(107)	179

Cash flows from investing activities:
Capital expenditures	(137)	(120)
Acquired cash in merger	457	—
Proceeds from disposition of joint venture, net	675	—
Return of investment in Boise Cascade Holdings, L.L.C.	35	—
Recovery of purchase price	—	50
Release of restricted cash	—	9
Restricted cash	(4)	—
Proceeds from disposition of assets and other	2	31

Net cash provided by (used in) investing activities	1,028	(30)

Cash flows from financing activities:
Net proceeds from employee share-based transactions	3	2
Advance received	—	—
Payment for noncontrolling interests	—	(1)
Loss on extinguishment of debt	—	(13)
Debt retirement	(150)	(250)
Debt issuance	—	250
Debt related fees	(1)	(8)
Redemption of redeemable preferred stock	(407)	—
Dividends on redeemable preferred stock	(63)	—
Proceeds from issuance of borrowings	23	22
Payments on long- and short-term borrowings	(45)	(57)

Net cash used in financing activities	(640)	(55)

Effect of exchange rate changes on cash and cash equivalents	3	6

Net increase (decrease) in cash and cash equivalents	284	100
Cash and cash equivalents at beginning of period	671	571

Cash and cash equivalents at end of period	$955	$671

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliation

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore many not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

(In millions, except per share amounts)

Q4 2013	Reported (GAAP)	% of Sales	Charges/ Credits	Adjusted (Non-GAAP)	% of Sales
Gross profit	$787	22.6%	$—	$787	22.6%
Operating expenses	905	26.0%	123	782	22.4%

Operating income (loss)	$(118)	(3.4)%	$(123)	$5	0.1%
Net income (loss) attributable to common stockholders	$(144)	(4.1)%	$(131)	$(14)	(0.4)%
Diluted earnings (loss) per share	$(0.34)		$(0.31)	$(0.03)

Q4 2012	Reported (GAAP)	% of Sales	Charges/ Credits	Adjusted (Non-GAAP)	% of Sales
Gross profit	$607	23.1%	$—	$607	23.1%
Operating expenses	602	23.0%	21	581	22.2%

Operating income (loss)	$5	0.2%	$(21)	$26	1.0%
Net income (loss) attributable to common stockholders	$(17)	(0.6)%	$(19)	$1	—%
Diluted earnings (loss) per share	$(0.06)		$(0.06)	$—

FY 2013	Reported (GAAP)	% of Sales	Charges/ Credits	Adjusted (Non-GAAP)	% of Sales
Gross profit	$2,626	23.4%	$—	$2,626	23.4%
Operating expenses	2,831	25.2%	271	2,560	22.8%

Operating income (loss)	$(205)	(1.8)%	$(271)	$66	0.6%
Net income (loss) attributable to common stockholders	$(93)	(0.8)%	$(57)	$(36)	(0.3)%
Diluted earnings (loss) per share	$(0.29)		$(0.18)	$(0.11)

FY 2012	Reported (GAAP)	% of Sales	Charges/ Credits	Adjusted (Non-GAAP)	% of Sales
Gross profit	$2,536	23.7%	$—	$2,536	23.7%
Operating expenses	2,567	24.0%	127	2,440	22.8%

Operating income (loss)	$(31)	(0.3)%	$(127)	$97	0.9%
Net income (loss) attributable to common stockholders	$(110)	(1.0)%	$(119)	$9	0.1%
Diluted earnings (loss) per share	$(0.39)		$(0.42)	$0.03

OFFICE DEPOT, INC.

Store Statistics

	13 Weeks Ended		52 Weeks Ended
Store Counts	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
North American Retail (NAR):
Stores opened	2	2	4	4
OfficeMax stores merged	829	—	829	—
Stores closed	23	4	33	23
Total NAR (U.S.) stores	1,912	1,112	1,912	1,112
Total NAR square footage (in millions)	43.6	25.5	43.6	25.5
Average square footage per store (in thousands)	22.8	22.9	22.8	22.9
Business Solutions Division:
Stores opened	—	—	—	—
OfficeMax stores merged	22	—	22	—
Stores closed	3	—	3	—
Total Business Solutions (Canada)	19	—	19	—
International Division Company-Owned:
Stores opened	2	—	3	4
OfficeMax stores merged	22	—	22	—
Stores closed	1	11	4	12
Total International Company-Owned	144	123	144	123
International Division Joint Ventures:
Stores opened	—	4	3	16
OfficeMax stores merged	93	—	93	—
Stores closed (1)	—	—	251	—
Total International Joint Ventures	93	248	93	248
International Division Franchisees & Licensees:
Stores opened	1	1	8	7
OfficeMax stores merged	—	—	—	—
Stores closed	12	38	39	44
Total International Franchisees & Licensees	115	146	115	146

(1)	Includes sale of 50 percent investment in Office Depot de Mexico